EXECUTION VERSION

                                IRREVOCABLE PROXY

                          Dated as of February 4, 2005

     Reference is hereby made to that certain (i) Purchase and Sale Agreement, dated as of the date hereof, between the purchasers identified therein (the "Purchasers"), including the undersigned Purchasers (such undersigned Purchasers, the "Third Point Purchasers"), and Borden Holdings, LLC, a Delaware limited liability company ("Borden"), pursuant to which Borden sold, transferred and assigned to the Third Point Purchasers, and the Third Point Purchasers purchased from Borden, 681,000 shares of common stock, par value $0.01 per share (the "Common Stock"), of AEP Industries Inc., a Delaware corporation (the "Company"), and (ii) Agreement, dated as of the date hereof (as amended from time to time, the "Agreement"), by and among the Company, the Purchasers and J. Brendan Barba, pursuant to which, among other things, the Company, the Purchasers and Mr. Barba agreed to certain matters relating to the Company and the Company granted to the Purchasers certain registration and other rights.

     Mr. Barba is a Permitted Holder (as defined in that certain Indenture, dated as of November 19, 1997 (as amended from time to time, the "Indenture"), between the Company and The Bank of New York, as trustee). For purposes of the Indenture, Mr. Barba, as a Permitted Holder, is the beneficial owner (within the meaning of the Indenture) of 1,339,289 shares of Common Stock (such shares, together with any other shares of Common Stock with respect to which Mr. Barba acquires such beneficial ownership, the "Barba Shares"). As of the date hereof, each Third Point Purchaser is the beneficial and record owner of that number of shares (the "Proxy Shares") of Common Stock set forth opposite its name on
Schedule I attached to this Irrevocable Proxy in the column titled "Proxy Shares", and is the beneficial and record owner of that total number of shares (the "Total Shares") of Common Stock set forth opposite its name on such
Schedule I in the column titled "Total Shares". As of the date hereof, the sum of the Barba Shares plus the Proxy Shares is greater than the difference of the Total Shares minus the Proxy Shares. Pursuant to the Agreement, each Third Point Purchaser, in its capacity as the beneficial and record owner of such Proxy Shares, has agreed to grant to Mr. Barba an irrevocable proxy to vote the Proxy Shares upon the terms and subject to the conditions set forth herein.

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Third Point Purchaser, intending to be legally bound, hereby irrevocably appoints and constitutes Mr. Barba as the sole and exclusive proxy of its Proxy Shares, with full power and authority to vote such Proxy Shares, or to consent or withhold consent with respect to the Proxy Shares, on any matter presented to the stockholders of the Company to the same extent and with the same effect as if such shares of Common Stock were registered in the name of Mr. Barba in the books and records of the Company and under any applicable laws and regulations governing the rights of stockholders of a Delaware corporation. The proxy granted hereby shall be irrevocable and is coupled with an interest sufficient in law to support an irrevocable proxy (including, without limitation, such irrevocable proxy granted hereunder) and shall not be terminated by any act of the Purchasers, by lack of appropriate power or authority or by the occurrence of any other event or events except as provided herein.

     The irrevocable proxy granted hereunder shall terminate and be of no further force or effect upon the earliest to occur of:

    (i)   November 15, 2007;

    (ii) the date on which the Company obtains each applicable Noteholder Waiver (as defined in the Agreement); and

    (iii) the consummation by the Company of a Repayment (as defined in the Agreement).

provided, however, that, notwithstanding the foregoing, the irrevocable proxy granted hereunder shall terminate and be of no further force or effect with respect to any particular Proxy Share upon the sale, transfer or assignment of such Proxy Share to any Person (as defined in the Agreement) who is not a controlled Affiliate (as defined in the Agreement) of any Third Point Purchaser. In the event that, after the date of this Irrevocable Proxy, any Third Point Purchaser acquires record or beneficial ownership of additional shares of Common Stock or sells or disposes of shares of Common Stock such that it is no longer the record or beneficial owner thereof, then the Third Point Purchasers will immediately adjust, if necessary, the number and amount of Proxy Shares subject to this Irrevocable Proxy so that thereupon and thereafter, the sum of the Barba Shares plus the Proxy Shares remains greater than the difference of the Total Shares minus the Proxy Shares. Each Third Point Purchaser and Mr. Barba will take all actions reasonably requested by any Third Point Purchaser or Mr. Barba (as the case may be) to effect the foregoing adjustment.

     In the event of the death or incapacity of Mr. Barba, then Mr. Barba will be substituted and replaced by either the administrator or representative of his estate or any of his lineal descendants or other Persons who are designated by the Company's Board of Directors and whose designation in substitution and replacement of Mr. Barba will not result in a Change of Control (as defined in the Indenture).

     The Third Point Purchasers agree and acknowledge that, subject to the Agreement, Mr. Barba, under this Irrevocable Proxy, has not agreed and will not be restricted in any manner from voting the Proxy Shares and utilizing his authority hereunder, including in a manner that may be opposed by the Third Point Purchasers or different than the votes and views of the Third Point Purchasers.

     Each Third Point Purchaser represents and warrants to Mr. Barba that it is the beneficial and record owner of the Proxy Shares and the Total Shares set forth opposite its name on Schedule I attached hereto, it has full power and authority to execute and deliver this Irrevocable Proxy and it has not granted any proxies or other rights to any Person relating to its Proxy Shares that are inconsistent with the provisions of this Irrevocable Proxy.

     THIS IRREVOCABLE PROXY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF

LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE, OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS IRREVOCABLE PROXY, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

     ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY HERETO SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS IRREVOCABLE PROXY OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT IN ANY FEDERAL OR STATE COURT LOCATED IN NEW CASTLE COUNTY, DELAWARE. EACH PARTY HERETO HEREBY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT LOCATED IN NEW CASTLE COUNTY, DELAWARE HAVING SUBJECT MATTER JURISDICTION IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY OTHER PARTY HERETO SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF, OR IN CONNECTION WITH, THIS IRREVOCABLE PROXY OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES HERETO ALSO AGREE THAT EACH SUCH PARTY MAY BRING COUNTERCLAIMS IN ANY SUIT, ACTION OR PROCEEDING BROUGHT AGAINST IT SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS IRREVOCABLE PROXY OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORM. PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY HERETO ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS IRREVOCABLE PROXY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  [remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the undersigned have executed this Irrevocable Proxy as of the date first above written.

                                       THIRD POINT:

                                       THIRD POINT PARTNERS QUALIFIED L.P.

                                       By:  Third Point Advisors LLC,
                                               its general partner




                                       By:  /s/ Lloyd Blumberg
                                            ------------------------------------
                                            Name:  Lloyd Blumberg
                                            Title: Chief Financial Officer



                                       THIRD POINT PARTNERS L.P.

                                       By:  Third Point Advisors LLC,
                                            its general partner




                                       By:  /s/ Lloyd Blumberg
                                           -------------------------------------
                                            Name:  Lloyd Blumberg
                                            Title: Chief Financial Officer



                                       BANZAI Partners L.P.

                                       By:  Third Point Advisors LLC,
                                            its general partner




                                       By: /s/ Lloyd Blumberg
                                           -------------------------------------
                                           Name:  Lloyd Blumberg
                                          Title: Chief Financial Officer

                                        POINTS WEST INTERNATIONAL
                                             INVESTMENTS LTD.

                                        By: /s/ Lloyd Blumberg
                                        -------------------------------------
                                        Name:  Lloyd Blumberg
                                        Title: Chief Financial Officer




                                        BANZAI OFFSHORE FUND, LTD.


                                        By: /s/ Lloyd Blumberg
                                        -------------------------------------
                                        Name:  Lloyd Blumberg
                                        Title: Chief Financial Officer





ACKNOWLEDGED AND AGREED:



/s/ J. Brendan Barba
----------------------
Name: J. Brendan Barba

                                   SCHEDULE I

                                       to

                                IRREVOCABLE PROXY

                                  Proxy Shares
                                  ------------



Purchaser                             Proxy Shares      Total Shares
---------                             ------------      ------------


Third Point Partners Qualified L.P.      62,400           62,400


Third Point Partners L.P.               308,862          329,000


Points West International
    Investments Ltd.                    227,000          227,000

Banzai Partners L.P.                     25,300           25,300

Banzai Offshore Fund, Ltd.               37,300           37,300

                     Total              660,862          681,000